UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 18, 2024

GLOBAL PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

(Address of Principal Executive Offices)

(781) 894-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partner interests	GLP	New York Stock Exchange
Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests	GLP pr A	New York Stock Exchange
9.50% Series B Fixed Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests	GLP pr B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 18, 2024, Global Partners LP, a Delaware limited partnership (the “Partnership”), and GLP Finance Corp., a Delaware corporation (together with the Partnership, the “Issuers”), completed their previously announced private placement of $450.0 million aggregate principal amount of the Issuers’ 8.250% senior notes due 2032 (the “Notes”). The Notes were issued pursuant to an indenture, dated as of January 18, 2024 (the “Indenture”), by and among the Issuers, certain subsidiaries of the Partnership as guarantors (the “Guarantors”) and Regions Bank, as trustee.

The Notes will mature on January 15, 2032 with interest accruing at a rate of 8.250% per annum. Interest will be payable beginning July 15, 2024 and thereafter semi-annually in arrears on January 15 and July 15 of each year.  The Notes are guaranteed on a joint and several senior unsecured basis by each of the Guarantors to the extent set forth in the Indenture.  Upon a continuing event of default, the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the Notes immediately due and payable, except that an event of default resulting from entry into a bankruptcy, insolvency or reorganization with respect to the Issuers, any restricted subsidiary of the Partnership that is a significant subsidiary or any group of its restricted subsidiaries that, taken together, would constitute a significant subsidiary of the Partnership, will automatically cause the outstanding Notes to become due and payable.

At any time prior to January 15, 2027, the Issuers have the option to redeem up to 35% of the Notes, in an amount not greater than the net cash proceeds of certain equity offerings, at a redemption price (expressed as a percentage of principal amount) of 108.250%, plus accrued and unpaid interest, if any, to the redemption date.  The Issuers will have the option to redeem all or part of the Notes at any time on or after January 15, 2027, at the redemption prices (expressed as percentages of principal amount) of 104.125% for the twelve-month period beginning January 15, 2027, 102.063% for the twelve-month period beginning January 15, 2028, and 100% beginning on January 15, 2029 and at any time thereafter, plus accrued and unpaid interest, if any, to the redemption date.  In addition, prior to January 15, 2027, the Issuers may redeem all or part of the Notes at a redemption price equal to the sum of the principal amount thereof, plus a make whole premium, plus accrued and unpaid interest, if any, to the redemption date.  The holders of the Notes may require the Issuers to repurchase the Notes following certain asset sales or a Change of Control Triggering Event (as defined in the Indenture) at the prices and on the terms specified in the Indenture.

The Indenture contains covenants that limit the Partnership’s ability to, among other things, incur additional indebtedness and issue preferred securities, make certain dividends and distributions, make certain investments and other restricted payments, restrict distributions by its subsidiaries, create liens, sell assets or merge with other entities. Events of default under the Indenture include, but are not limited to, (i) a default in payment of principal of, or interest or premium, if any, on, the Notes, (ii) breach of the Partnership’s covenants under the Indenture, (iii) certain events of bankruptcy and insolvency, (iv) any payment default or acceleration of indebtedness of the Partnership or certain subsidiaries if the total amount of such indebtedness unpaid or accelerated exceeds $50.0 million and (v) failure to pay within 60 days uninsured final judgments exceeding $50.0 million.

A copy of the Indenture is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference. The description of the Indenture contained herein is qualified in its entirety by the full text of such exhibit.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included, or incorporated by reference, in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit Number	Description
4.1	Indenture, dated as of January 18, 2024, among the Issuers, the Guarantors and Regions Bank, as trustee.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP

	By:	Global GP LLC
its general partner

Dated: January 18, 2024	By:	/s/ Sean T. Geary
Sean T. Geary
Chief Legal Officer and Secretary